Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (No. 333-79095 and 333-64292) on Form S-8 of our report dated June 10, 2009 appearing in the Annual Report on Form 11-K of PepsiAmericas, Inc. Salaried 401(k) Plan for the years ended December 31, 2008 and 2007.
/s/ PLANTE & MORAN, PLLC
Elgin, Illinois
June 11, 2009